UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2009

ALTERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16617	77-0016691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Innovation Drive, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 544-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The following is a description of the Altera Corporation (“Altera”) 2009 Executive Bonus Plan (the “Bonus Plan”) provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K, which requires a written description of a compensatory plan when no formal document contains the compensation information.

On March 2, 2009, the Compensation Committee of the Board of Directors of Altera adopted the Altera Bonus Plan for the 2009 fiscal year. The purpose of the Bonus Plan is to promote the interests of Altera and its stockholders by providing key employees with financial rewards upon achievement of specified business objectives, as well as to help Altera attract and retain key employees by providing attractive compensation opportunities linked to performance results.

Our Chief Executive Officer, Chief Financial Officer, the three other most-highly-compensated officers, as well as all other executive officers are eligible to participate in the Bonus Plan. Bonuses payable to our CEO and other officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (collectively, the “Executive Officers”) under the Bonus Plan will be determined by the Compensation Committee.

The target and maximum payouts, both of which are a percentage of base salary, that may be earned by each of our Executive Officers are as follows:

POSITION	TARGET %	MAXIMUM PAYOUT %
CEO	100	200
CFO	60	120
SENIOR VICE PRESIDENT	60	120
VICE PRESIDENT	50	100

The exact amount payable to an Executive Officer under the Bonus Plan will be determined at the sole discretion of the Compensation Committee. In exercising its discretion, the Compensation Committee will take into account Altera’s operating income as a percentage of revenue for 2009 (the “Financial Performance Metric”) as well as the individual Executive Officer’s performance during the year. The Financial Performance Metric will determine a Potential Payout percentage (as specified in the table below) that may be earned by an Executive Officer. The Compensation Committee will then have the discretion to increase, decrease or eliminate the amount payable under the Bonus Plan based on the individual’s performance during the year including his or her performance against goals that have been approved by the Compensation Committee. The Compensation Committee will have the discretion to make a payout under the Bonus Plan even if the Potential Payout percentage is 0%; however, in no case may the actual payout under the Bonus Plan exceed the applicable Maximum Payout percentage listed above.

The Financial Performance Metric under the Bonus Plan will be operating income as a percentage of revenue for 2009. Operating income is defined as earnings before income, interest expense, and taxes. The Compensation Committee shall have discretion to exclude from the calculation of the Financial Performance Metric significant, non-recurring items. The Potential Payout Percentage will be calculated based on the following table:

Operating Income as % of Revenue	Potential Payout %
Less than 22	0
22	10
23	30
24	50
25	70
26	95
27	100
28	125
29	150
30	175
31 or higher	200

If the results of the Financial Performance Metric do not appear on the above table, the Potential Payout Percentage shall be calculated on a proportional basis. For example, if 2009 operating income as a percentage of revenue is 25.5%, the Potential Payout Percentage will be 82.5%.

In evaluating the performance of the Executive Officers other than the CEO, the Compensation Committee may take into account the CEO’s evaluation of whether an individual has met his or her performance goals and the CEO’s subjective assessment of overall performance. In evaluating the performance of the CEO, the Compensation Committee may take into account the CEO’s self-assessment as well as the assessment of the independent members of the Board of Directors. The Compensation Committee’s determination as to whether individual performance goals have been met may be subjective in nature.

Payment of bonuses (if any) will be made in February or early March of 2010. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERA CORPORATION

/s/ Katherine E. Schuelke
Katherine E. Schuelke Vice President, General Counsel, and Secretary

Dated: March 5, 2009